Exhibit 4.3

NETLOGIC MICROSYSTEMS, INC.

FORM OF STOCK OPTION AGREEMENT

Name of Optionee:

Grant Date:

Number of Options:

Option Price (per Share):

Vesting Commencement Date:

Plan Under Which Option Granted:	Agreement and Plan of Merger Reorganization, dated May 31, 2009, by and among NetLogic Microsystems, Inc., RMI Corporation, Roadster Merger Corporation and WP VIII Representative LLC

Term:

Vesting Schedule:

Grant Number:

Option Type:

NETLOGIC MICROSYSTEMS, INC., a Delaware corporation (the “Company”), has granted you (the “Optionee”) the option (the “Option”) to purchase shares (the “Shares”) of common stock of the Company, par value $.01 per share, as set forth in this Stock Option Agreement (the “Agreement”). By accepting the Option in accordance with the E*Trade online OptionsLink System you are agreeing that you and your spouse or domestic partner are bound by all of the terms of this Agreement with respect to such Option grant.

This Option is one of the stock options granted by the Company to former employees of RMI Corporation, a Delaware corporation (“RMI”), who have continued as employees of RMI, the Company or any Affiliate following the Company’s acquisition of RMI, as contemplated by Section 5.3(c) of the Agreement of Merger Reorganization, dated May 31, 2009, by and among the Company, RMI, Roadster Merger Corporation and WP VIII Representative LLC.

1. Nature of the Option. This Option is intended to be a “nonqualified stock option” subject to the provisions of Section 1.83-7 of the Treasury Regulations promulgated under the Code.

2. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accelerate,” “Accelerated,” and “Acceleration” means that as of the time of reference the Option will become exercisable with respect to some or all of the Shares for which it was not then otherwise exercisable by its terms.

“Acquisition” means a merger or consolidation of the Company with or into another person or the sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions.

“Affiliate” means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.

“Board” means the Company’s Board of Directors.

“Change of Control” means the occurrence of any of the following after the Grant Date:

(a) an Acquisition, unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that transaction;

(b) any person or group of persons (within the meaning of Section 13(d)(3) of the Exchange Act) directly or indirectly acquires beneficial ownership (determined pursuant to SEC Rule 13d-3 promulgated under the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board does not recommend such stockholders accept, other than (i) the Company or an Affiliate, (ii) an employee benefit plan of the Company or any of its Affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities;

(c) over a period of 36 consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (i) who were still in office at the time that election or nomination was approved by the Board; or

(d) a majority of the Board votes in favor of a decision that a Change of Control has occurred.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.

“Committee” means the Compensation Committee of the Board; provided, that for any period during which no such committee is in existence, “Committee” shall mean a majority of the independent directors (within the meaning of Rule 5605(a)(2) of the Nasdaq Marketplace Rules) on the Board.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, and such other securities as may be substituted for Common Stock pursuant to Sections 6 or 10 hereof.

“Continuous Employment” means the absence of any interruption or termination of service as an employee, director or consultant of the Company or any Subsidiary. Continuous Employment shall not be considered interrupted during any period of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any Parent, Subsidiary or successor of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Grant Date” means the date as of which the Option was granted, which is set forth above.

“Market Value” means the value of a share of Common Stock on a particular date determined by such methods or procedures as may be established by the Committee. Unless otherwise determined by the Committee, the Market Value of Common Stock as of any date is the closing price for the Common Stock as reported on the applicable market of the NASDAQ Stock Market (or on any other national securities exchange or other established market on which the Common Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported.

“Parent” means a parent corporation of the Company, whether now or hereafter existing, as defined by Section 424(e) of the Code.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a subsidiary corporation of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

“Vesting Commencement Date” means the date, determined by the Committee, on which the vesting of the Option shall commence, which is set forth above.

3. Vesting and Exercise of Option. The Option shall vest and become exercisable during its term in accordance with the following provisions:

(a) Vesting and Right of Exercise.

(i) The Option shall vest and become exercisable as to [1/5th of the Shares at the first anniversary of the Vesting Commencement Date and as to 1/48th of the remaining Shares subject to the Option at the end of each successive month thereafter until all of the Shares subject to the Option have vested], subject to the Optionee’s Continuous Employment.

(ii) In the event of the Optionee’s death, disability or other termination of employment, the Option shall be exercisable in the manner and to the extent provided below:

(A) Termination of Employment, etc. If the Optionee’s employment or other association with the Company or its Affiliates ends for any reason other than by total disability or death, including because of the Optionee’s employer ceasing to be an Affiliate, the Option shall cease to be exercisable in any respect not later than 90 days following that event and, for the period it remains exercisable following that event, shall be exercisable only to the extent exercisable at the date of that event. Military or sick leave or other personal leave approved by an authorized representative of the Company shall not be deemed a termination of employment or other association, provided that it does not exceed the longer of 90 days or the period during which the absent Optionee’s reemployment rights, if any, are guaranteed by statute or by contract.

(B) Disability. If the Optionee’s employment or other association with the Company and its Affiliates ends due to disability (as defined in Section 22(e)(3) of the Code), and the Optionee was in Continuous Employment from the Grant Date until the date of termination of service, the Option may be exercised at any time within six months following the date of termination of service, but only to the extent of the accrued right to exercise at the time of termination of service, provided that the Option shall not be exercised after the expiration of its term.

(C) Death. In the event of the Optionee’s death during the term of the Option, if the Optionee is at the time of his or her death an employee, director or consultant and was in Continuous Employment as such from the Grant Date until the date of death, the Option may be exercised at any time within 12 months following the date of death by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest, inheritance or otherwise as a result of the Optionee’s death, but only to the extent of the accrued right to exercise at the time of death, provided that the Option shall not be exercised after the expiration of its term.

(iii) No fraction of a Share shall be purchasable or deliverable upon exercise, but in the event any adjustment hereunder of the number of Shares covered by the Option shall cause such number to include a fraction of a Share, such number of Shares shall be adjusted to the nearest smaller whole number of Shares.

(b) Method of Exercise. In order to exercise any portion of this Option which has vested, the Optionee shall notify the Company in writing of the election to exercise the Option and the number of Shares in respect of which the Option is being exercised, or follow the option exercise procedure available on the E*Trade online OptionsLink System. Within 30 days thereafter but subject to the remaining provisions hereof, the Company shall cause the appropriate number of Shares to be issued in the Optionee’s name, which issuance shall be effected in book entry or electronic form, provided that issuance and delivery in certificated form shall occur if the Optionee so requests in writing or the Committee so directs. Such Shares shall be fully paid and nonassessable.

(c) Restrictions on Exercise, Rights in Stock.

(i) This Option may only be exercised with respect to any portion hereof which has vested in accordance with subsection (a) above. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation or warranty to the Company at the time of exercise of this Option as in the opinion of legal counsel for the Company may be required by any applicable law or regulation, including the execution and delivery of an appropriate representation statement. [Accordingly, any stock certificate(s) for the Shares issued upon exercise of this Option may bear appropriate legends restricting transfer.] Any Common Stock to be issued upon exercise of this Option shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter or bylaws of the Company.

(ii) Notwithstanding any other provision of this Agreement, if, at any time, in the reasonable opinion of the Company, the issuance of Shares upon exercise of this Option or the method of payment of consideration for such Shares may constitute a violation of law, then the Company may delay such issuance until (i) approval shall have been obtained from such governmental agencies, other than the SEC, as may be required under any applicable law, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the SEC, one of the following conditions shall have been satisfied:

(A) the Shares are at the time of the issuance of such Shares effectively registered under the Securities Act; or

(B) the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale, transfer, assignment, pledge, encumbrance or other disposition of such Shares or such beneficial interest, as the case may be, does not require registration under the Securities Act or any applicable state securities laws.

The Company shall make all reasonable efforts to bring about the occurrence of said events.

(iii) The method and manner of payment of the Option Price will be further subject to the rules under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board if such rules apply to the Company at the date of exercise.

4. Non-Transferability of Option.

(a) This Option may be exercised during the lifetime of the Optionee only by the Optionee and may not be transferred in any manner other than by will or by the laws of descent and distribution. The terms of this Option shall be binding upon the executors, administrators, heirs and successors of the Optionee.

(b) Notwithstanding the foregoing, this Option may be transferred by the Optionee through a gift or domestic relations order in settlement of marital property rights to any of the following donees or transferees, and may be reacquired by the Optionee from any of such donors or transferees:

(i) any “family member,” which includes any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Optionee’s household (other than a tenant or employee);

(ii) a trust in which family members have more than 50% of the beneficial interests;

(iii) a foundation in which “family members” (or the Optionee) control the management of assets; and

(iv) any other entity in which “family members” (or the Optionee) own more than fifty percent (50%) of the voting interests.

provided, that (x) any such transfer is without payment of any consideration whatsoever and no transfer shall be valid unless first approved by the Committee, acting in its sole discretion; and (y) subsequent transfers of a transferred Option shall be prohibited except in accordance with this Section 4. Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that such terms shall continue to be applied with respect to the original Optionee, pursuant to which the Option shall be exercisable by the transferee only to the extent, and for the periods specified in this Agreement.

5. Method of Payment. Payment of the aggregate Option Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a) cash;

(b) certified or bank cashier’s check;

(c) for as long as there exists a public market for the Common Stock on the date of exercise, by delivery to the Company of Shares having a Market Value equal to the exercise price of the Shares to be purchased, provided that such Shares either (1) have been owned by the Optionee for more than six months and have been paid for within the meaning of SEC Rule 144 (and, if such Shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such Shares) or (2) were obtained by the Optionee in the public market; in which case payment shall be made as follows:

(i) In addition to notifying the Company in writing of the election to exercise the Option and the number of Shares in respect of which the Option is being exercised, or following the procedures available on the E*Trade online OptionsLink System, as applicable, the Optionee shall deliver to the Secretary of the Company a written notice which shall set forth the portion of the aggregate Option Price the Optionee wishes to pay with Common Stock and the number of Shares the Optionee intends to surrender pursuant to the exercise of this Option, which shall be determined by dividing the aforementioned portion of the aggregate Option Price by the Market Value of the Common Stock for the day on which the notice of exercise is sent or delivered;

(ii) Fractional shares shall be disregarded and the Optionee shall pay in cash an amount equal to such fraction multiplied by the price determined under subparagraph (i) above;

(iii) If the Shares being delivered by the Optionee are in certificated form, the written notice shall be accompanied by a duly endorsed blank stock power with respect to the number of Shares set forth in the notice, and the certificate(s) representing said Shares shall be delivered to the Company at its principal offices within two business days from the date of the notice of exercise;

(iv) The Optionee hereby authorizes and directs the Secretary of the Company to transfer so many of the Shares represented by such certificate(s) or registered in the name of the Optionee (if held in book entry form) as are necessary to pay the purchase price in accordance with the provisions herein; and

(v) Notwithstanding any other provision herein, the Optionee shall only be permitted to pay the purchase price with Shares owned by him as of the exercise date in the manner and within the time periods allowed under 17 CFR §240.16b-3 promulgated under the Exchange Act as such regulation is presently constituted, as it is amended from time to time, and as it is interpreted now or hereafter by the SEC; or

(d) for as long as there exists a public market for the Common Stock on the date of exercise, by authorizing a broker to sell Shares subject to the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.

Receipt by the Company of such notice and payment in any authorized or combination of authorized means shall constitute the exercise of the Option.

6. Adjustments.

(a) Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by the Option, and the per share exercise price of the Option, shall be proportionately adjusted (without change in the aggregate Option Price of the Shares as to which the Option remains exercisable) in the event that, after the Grant Date, the outstanding shares of Common Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to shares of Common Stock, through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution with respect to such shares of Common Stock. Such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or Option Price of Shares subject to the Option.

(b) Upon Dissolution or Liquidation. Upon dissolution or liquidation of the Company, other than as part of an Acquisition or similar transaction, the Option shall terminate, but the Optionee shall have the right, immediately prior to the dissolution or liquidation, to exercise the Option to the extent exercisable on the date of dissolution or liquidation.

(c) Upon the Occurrence of Certain Unusual or Nonrecurring Events. In the event of any corporate action not specifically covered elsewhere in this Agreement, including, but not limited to, an extraordinary cash distribution on Common Stock, a corporate separation or other reorganization or liquidation, the Committee may make such adjustment of the Option and its terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances. The Committee may make adjustments in the terms and conditions of the Option in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Section 6(c)) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available to the Optionee hereunder.

(d) Generally. Any adjustment to the Option made pursuant to this Section 6 (or Section 10 below) shall be determined and made, if at all, by the Committee and shall include any correlative modification of terms, including of the Option Price, which the Committee may deem necessary or appropriate so as to ensure the rights of the Optionee in his or her Option are not substantially diminished nor enlarged as a result of the adjustment and corporate action, other than as expressly contemplated herein. No fraction of a Share shall be purchasable or deliverable upon exercise, but in the event any adjustment hereunder of the number of Shares shall cause such number to include a fraction of a Share, such number of Shares shall be adjusted to the nearest smaller whole number of Shares. No adjustment of the Option Price per Share pursuant to this Section 6 shall result in an Option Price which is less than the par value of the Common Stock.

7. Term of Option. The Option may not be exercised more than [    ] years from the Grant Date, and may be exercised during such term only in accordance with the terms of this Agreement.

8. Not Employment Contract. Nothing in this Agreement shall confer upon the Optionee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without cause, subject to the provisions of applicable law.

9. Income Tax Withholding.

(a) The Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld by federal, state or local laws as a result of the exercise of this Option.

(b) Whenever Shares are issued or to be issued upon an exercise of the Option, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to, and as a condition to, the delivery of any certificate(s) for such Shares or the registration of such Shares in the name of the Optionee. In such cases the Optionee may elect, subject to the approval of the Committee, to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold shares to satisfy the Optionee’s tax obligations. The Optionee may only elect to have shares withheld having a Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Optionee, and shall be subject to any restrictions or limitations that the Committee deems appropriate.

(c) The Company makes no representation or warranty as to the tax treatment to the Optionee of the Optionee’s receipt of the Option or exercise of the Option or upon the Optionee’s sale or other disposition of the Common Stock issued pursuant to the Option. Any adverse consequences incurred by the Optionee with respect to the use of Shares to pay any part of the Option Price or of any tax in connection with the exercise of the Option, including, without limitation, any adverse tax consequences arising as a result of a disqualifying disposition within the meaning of Section 422 of the Code shall be the sole responsibility of the Optionee. The Optionee should rely on his or her own tax advisors for all such advice.

10. Adjustments in Acquisitions.

(a) In the event of an Acquisition occurring prior to the termination of the Optionee’s Continuous Employment in which the Option is not assumed or replaced by the successor or acquiring entity or the entity in control of such successor or acquiring entity (referred to for purposes of this section as the “Acquirer”) and will thereafter (or after a reasonable period following the Acquisition, as determined by the Committee) terminate, the Option will Accelerate in full as of the effective date of such Acquisition. Otherwise, the Option will not Accelerate in the event of an Acquisition or Change of Control. In this regard, if the Optionee is offered employment or some other compensation continuing role by or on behalf of the Acquirer, including but not limited to, continuing employment with the Company, and in connection therewith, the Acquirer offers to assume or replace the Option, the Option will not Accelerate if the Optionee does not accept the offer.

(b) For the purposes of this Section 10, the Option shall be considered assumed or replaced by the Acquirer if, following the Acquisition, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the Acquisition, the consideration (whether stock, cash or other securities or property) received in the Acquisition by holders of Common Stock on the effective date of the Acquisition (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the Acquisition was not solely common stock of the successor corporation or its Parent or Subsidiary, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option for each share of Common Stock subject to the Option to be solely common stock of the successor corporation or its Parent or Subsidiary equal in fair market value to the per share consideration received by holders of Common Stock in the Acquisition.

(c) Subject to the terms of any other written agreement between the Optionee and the Company related to the Optionee’s employment by or other association with the Company, the Committee may, if it so determines in the exercise of its sole discretion, also make provision for proportionately adjusting the number or class of securities covered by the Option, as well as the price to be paid therefor, in the event that the Company effects one or more Acquisitions, corporate separations, reorganizations, liquidations or other increases or reductions of shares of its outstanding Common Stock.

(d) [Notwithstanding the foregoing, following a Change of Control in which the Option has been assumed by the successor or acquiring entity in such Change of Control as of the date thereof, in the event of the Optionee’s Involuntary Termination Without Misconduct within 24 months after the effective date of the Change of Control, the vesting of the assumed Option shall be accelerated such that all of the Shares subject to the Option that would have become vested during such 24-month period but for the Change of Control and Involuntary Termination Without Misconduct (assuming the Optionee’s Continuous Employment) will so vest as of the effective date of such Involuntary Termination Without Misconduct. For purposes of this Agreement, an “Involuntary Termination Without Misconduct” is a termination of employment that occurs by reason of the Optionee’s dismissal for any reason other than Misconduct or the Optionee’s voluntary resignation following: (i) a change in position that materially reduces the Optionee’s level of responsibility, (ii) a material reduction in the Optionee’s base salary, or (iii) relocation by more than 50 miles; provided that (ii) and (iii) will apply only if the Optionee has not consented to the change or relocation. “Misconduct” shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee, any unauthorized use or disclosure by the Optionee of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by the Optionee adversely affecting the business affairs of the Company (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any person in the employment of the Company (or any Parent or Subsidiary).]1

11. Administration. This Agreement and the Option shall be administered by the Committee, provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under this Agreement and when so acting shall have the benefit of all of the provisions of this Agreement pertaining to the Committee’s exercise of its authorities hereunder. Subject to the provisions hereof, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to this Option, including, but not limited to, the cancellation, amendment or reclassification of this Option, subject to the provisions of Section 15, and to correct any defect, supply any omission or reconcile any inconsistency in this Agreement. The Committee’s determinations made in good faith on matters referred to herein shall be final, binding and conclusive on the Optionee.

12. Unfunded Status. This Agreement is intended to constitute an “unfunded” plan for incentive compensation, and this Agreement is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to the Optionee by the Company, nothing contained herein shall give the Optionee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created hereunder to deliver Shares or other payments with respect to the Option, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of this Agreement.

13. Reservation of Stock. The Company shall at all times during the term of the Option reserve or otherwise keep available a sufficient number of shares of Common Stock to satisfy its requirements under this Agreement.

14. Limitation of Rights in Stock; No Special Service Rights. The Optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the Shares subject to the Option, unless and until a certificate shall have been issued therefor and delivered to the Optionee or his agent, or if uncertificated shares are to be

[1]	Included in certain grants.

issued, until such shares have been registered in the name of the Optionee on the books of the transfer agent and registrar of the Common Stock. Nothing contained in this Agreement shall confer upon the Optionee any right with respect to the continuation of his or her employment or other association with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment or consulting agreement or provision of law or certificate of incorporation or by laws to the contrary, at any time to terminate such employment or consulting agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the Optionee’s employment or other association with the Company and its Affiliates.

15. Amendment. The Committee may amend the terms of this Agreement, prospectively or retroactively, provided that no such amendment shall impair the rights of the Optionee without his or her consent.

16. Notices and Other Communications. Any notice, demand, request or other communication hereunder to either party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (a) if to the Optionee, at his or her residence address last filed with the Company, and (b) if to the Company, at its principal place of business, addressed to the attention of its Chief Financial Officer, or to such other address or telecopier number or electronic mail address, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; (iii) in the case of facsimile transmission, when confirmed by facsimile machine report; and (iv) in the case of electronic mail, when directed to an electronic mail address at which the receiving party has consented to receive notice, provided that such consent is deemed revoked if the sender is unable to deliver by electronic transmission two consecutive notices and such inability becomes known to the secretary or assistant secretary of the Company or to the transfer agent, or other person responsible for giving notice.

17. Governing Law. This Agreement and actions taken hereunder shall be governed, interpreted and enforced in accordance with California law, without regard to the conflicts of laws principles of such state.

THIS AGREEMENT is binding upon the parties and entered into effective as of the date set forth in this Agreement.

ACKNOWLEDGEMENT OF OPTIONEE

AND

CONSENT OF SPOUSE/DOMESTIC PARTNER

I, the Optionee, acknowledge receipt of a copy of the Agreement and represent that I am familiar with the terms and provisions thereof, and hereby accept this Option subject to all of the terms and provisions of the Agreement. I hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Agreement.

I, the Optionee, hereby agree that my spouse’s/domestic partner’s interest in the shares of Common Stock subject to said Agreement shall be irrevocably bound by the Agreement’s terms. I further agree that all community property interests of mine and my spouse’s or domestic partner’s in such shares, if any, shall similarly be bound by said Agreement and that such consent is binding upon our executors, administrators, heirs and assigns. I represent and warrant to the Company that I have the authority to bind my spouse/domestic partner with respect to the Option and the Shares. I agree to execute and deliver such documents as may be necessary to carry out the intent of said Agreement and this consent.